Exhibit 2

EXECUTION VERSION

THIRD AMENDED AND RESTATED

STANDSTILL AGREEMENT

by and between

CTRIP.COM INTERNATIONAL, LTD.

and

THE PRICELINE GROUP INC.

Dated as of December 9, 2015

i

Exhibit A

Exhibit B

Exhibit C

ii

THIRD AMENDED AND RESTATED STANDSTILL AGREEMENT

This THIRD AMENDED AND RESTATED STANDSTILL Agreement (this “Agreement”) is made and entered into as of December 9, 2015 and effective as of the Closing (as defined in the 2015 II Note Purchase Agreement) by and between Ctrip.com International, Ltd., a Cayman Islands exempted company (the “Company”), and The Priceline Group Inc., a Delaware corporation (“Priceline”), and amends and restates in its entirety the Standstill Agreement entered into between such parties on August 7, 2014 (the “Original Agreement”) as amended and restated by the Amended and Restated Standstill Agreement entered into between such parties on September 15, 2014 and as further amended and restated by the Second Amended and Restated Standstill Agreement entered into between such parties on May 26, 2015 (the “Second A&R Agreement”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, the Company and Priceline Group Treasury Company B.V., a Netherlands company (the “Purchaser”) and an indirect wholly owned subsidiary of Priceline, entered into a convertible note purchase agreement (the “2014 Note Purchase Agreement”) pursuant to which, among other things, the Company issued, sold and delivered to the Purchaser a convertible note with a principal value of US$500 million (the “2014 Note”);

WHEREAS, contemporaneously with the execution and delivery of the Second A&R Agreement, the Company and the Purchaser entered into a convertible note purchase agreement (the “2015 Note Purchase Agreement”) pursuant to which, among other things, the Company issued, sold and delivered to the Purchaser a convertible note with a principal value of US$250 million (the “2015 Note”); and

WHEREAS, in connection with the execution and delivery of this Agreement, the Company and the Purchaser have agreed to enter into a convertible note purchase agreement (the “2015 II Note Purchase Agreement” and together with the 2014 Note Purchase Agreement and the 2015 Note Purchase Agreement, the “Note Purchase Agreements”) pursuant to which, among other things, the Company will issue, sell and deliver to the Purchaser a convertible note with a principal value of US$500 million (the “2015 II Note” and together with the 2014 Note and the 2015 Note, the “Notes”).

WHEREAS, the parties hereto desire to enter into this Agreement to define certain rights and obligations among them with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“2014 Note” shall have the meaning ascribed to such term in the recitals to this Agreement.

“2014 Note Purchase Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“2015 Note” shall have the meaning ascribed to such term in the recitals to this Agreement.

“2015 II Note” shall have the meaning ascribed to such term in the recitals to this Agreement.

“2015 II Note Purchase Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“2015 Note Purchase Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“ADS” means an American Depositary Share, representing 0.125 of an Ordinary Share of the Company as of the date of the 2015 II Note.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, Priceline and its Affiliates shall not be considered Affiliates of the Company.  For purposes of this Agreement, each of the Chairman of the Board, the Chief Executive Officer of the Company, the Chief Operating Officer of the Company and the Chief Financial Officer of the Company shall be Affiliates of the Company.

“Agreed Company Competitors” shall have the meaning ascribed to such term in Section 3.1(c).

“Agreed Priceline Competitors” shall have the meaning ascribed to such term in Section 3.1(d).

“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“beneficial owner” (including, with correlative meanings, the terms “beneficially own” and “beneficial ownership”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act; it being understood that Shares of the Company that Priceline or its Affiliates potentially may acquire pursuant to the Transaction Agreements but have not actually been acquired shall be considered beneficially owned by Priceline or its Affiliates.

“Board” means the board of directors of the Company.

“Board Observer” shall have the meaning ascribed to such term in Section 3.2(a).

“Board Observer Right” shall have the meaning ascribed to such term in Section 3.2(a).

“Board Observer Threshold Shareholding” means the holding of at least 18,413,000 ADSs (representing 2,301,625 Ordinary Shares, after giving effect to the ADS split, effective December 1, 2015), including, for the purposes of this definition, the ADSs into which the Notes may be converted, in each case subject to adjustment for any stock split, stock dividend, recapitalization, reclassification or similar transaction of the Company (or of the depositary for the ADSs) made in respect of any ADSs.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing, Shanghai or Hong Kong are required by Law to be closed.

“Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Company Competitor” means any of the Persons set forth in Exhibit A hereto.

“Company Sale” means an acquisition by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of any Equity Securities (or beneficial ownership thereof), including rights or options to acquire such ownership, tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, business combination, issuance, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its Affiliates, in each case as a result of which such Person or “group” would beneficially own securities representing more than fifty percent (50%) of the Equity Securities (by voting power or value, including upon exercise, exchange or conversion of any other security) of the Company, or an acquisition by such Person or “group” of assets of the Company and its Subsidiaries representing more than fifty percent (50%) of the consolidated earning power of the Company and its Subsidiaries, taken as a whole.

“Companies Law” means the Companies Law of the Cayman Islands, including any modification, amendment, extension, re-enactment or renewal thereof and any regulations made thereunder.

“Equity Securities” means the ADSs and any shares, share capital, registered capital, ownership interest, equity interest or other equity securities of the Company or any of its Affiliates (as the case may be), and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to the Company or any of its Affiliates (as the case may be), or any contract of any kind for the purchase or acquisition from the Company or any of its Affiliates (as the case may be) of any of the foregoing, either directly or indirectly.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NASDAQ) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Marketing Agreement” means the Affiliate Agreement dated July 11, 2012, as amended by Addendum No. 2 dated the date of the Original Agreement, by and between Ctrip Computer Technology (Shanghai) Co., Ltd., a company incorporated under the laws of the People’s Republic of China and a wholly owned subsidiary of the Company, and Booking.com B.V., pursuant to which, among other things, Ctrip Computer Technology (Shanghai) Co., Ltd. and Booking.com B.V. have agreed to use one another as exclusive online travel agency providers for certain retail accommodations.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

“Notes” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Note Purchase Agreements” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Ordinary Shares” means the ordinary Shares of the Company, par value of $0.01 per share.

“Original Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“OTA” means of or relating to online travel agents that aggregate accommodation information and rates and the allow for users to directly make reservations (but excluding, for the avoidance of doubt, any (meta) search engines and travel websites and sites that redirect users to third party reservation systems).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Priceline” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Priceline Competitor” means any of the Persons set forth in Exhibit B hereto.

“Priceline Ownership Threshold” means the beneficial ownership, as of any time, of the number of ADSs or Shares equal to fifteen percent (15%) of the issued and outstanding Share capital of the Company on an actual basis as of such time; provided, however, that all ADSs or Shares beneficially owned by Priceline and its Subsidiaries that are attributable to its ownership or conversion of the 2015 II Note shall be disregarded for all purposes of calculating such fifteen percent (15%).

“Priceline Purchase Right” shall have the meaning ascribed to such term in Section 2.2(b).

“Priceline Standstill” shall have the meaning ascribed to such term in Section 2.1.

“Priceline Notice” shall have the meaning ascribed to this term in Section 2.2(b).

“Purchaser” shall have the meaning ascribed to such term in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share in the Company issued subject to and in accordance with the provisions of the Companies Law and the Memorandum and Articles of Association.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with GAAP, or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Transaction Agreements” means the Note Purchase Agreements and the Notes.

Section 1.2            Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        The words “party” and “parties” shall, unless the context otherwise requires, be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)        When a reference is made in this Agreement to an Article, Section or subsection, such reference is to an Article, Section or subsection of this Agreement.

(c)        The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)        The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)        All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)        The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)        The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)         The term “US$” means United States Dollars.

(j)         The term “days” shall refer to calendar days.

(k)        The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)         A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m)      References herein to any gender include the other gender.

(n)        The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II
STANDSTILL

Section 2.1            Standstill.  Subject to Section 2.2 through Section 2.4, Priceline covenants and agrees with the Company that, Priceline shall not, and shall cause its Subsidiaries not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Company, take any of the actions set forth below (clauses (a) through (f) below, collectively, the “Priceline Standstill”):

(a)        effect, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or knowingly assist, or vote in favor of or authorize, encourage or solicit any other Person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any Equity Securities (or beneficial ownership thereof) or material assets of the Company or any of its Subsidiaries, including rights or options to acquire such ownership, (ii) any tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, or other business combination involving the Company or any of its Subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries;

(b)        make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in the rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries;

(c)        form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any action contemplated by any of the foregoing;

(d)        subject to the rights of Priceline and any of its Subsidiaries pursuant to this Agreement, the Transaction Agreements and the Marketing Agreement, otherwise act to seek to control, influence or change the management, Board, governing instruments, shareholders, policies or affairs of the Company or any of its Subsidiaries;

(e)        enter into any negotiations or arrangements with any third party, or finance any third party, with respect to any of the foregoing; or

(f)        make any public disclosure inconsistent with clauses (a) through (e), or take any action that would reasonably be expected to require the Company to make any public disclosure with respect to the matters set forth in clauses (a) through (e).

Section 2.2            Exceptions to Standstill.  Notwithstanding anything in Section 2.1 to the contrary, it shall not be a breach of this Agreement if Priceline or its Subsidiaries:

(a)        acquire ADSs through conversion of any of the Notes pursuant to the applicable Transaction Documents as long as immediately after the conversion Priceline and its Subsidiaries are not in breach of this Agreement;

(b)        purchase, in whole at any single time or in part at any number of times, from any Person (in the open market, through block trades, or otherwise) an aggregate number of ADSs or Ordinary Shares that would give Priceline beneficial ownership of the Share capital of the Company up to the Priceline Ownership Threshold (the right in this clause (b), the “Priceline Purchase Right”); provided that Priceline or any of its Subsidiaries gives the Company written notice of such purchase in accordance with Section 4.4 promptly but in no event later than the next Business Day immediately following such purchase (the “Priceline Notice”).  Each Priceline Notice shall specify the applicable number and date of ADSs or Ordinary Shares purchased;

(c)        acquire additional ADSs pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction of the Company (or of the depositary for the ADSs) made in respect of any ADSs purchased pursuant to the Priceline Purchase Right; or

(d)        discuss any matter (including a Company Sale) confidentially with the Company, the Board or any of its members or the Company’s management or exercise voting rights with respect to ADSs or Ordinary Shares on any matter brought before the shareholders of the Company (or the holders of ADSs) in any manner they choose; it being understood, for the avoidance of doubt, that clauses (b), (c) and (d) shall not permit Priceline or its Subsidiaries to bring a matter before the shareholders of the Company for a vote if it is otherwise expressly prohibited from doing so under Section 2.1.

In all cases subject to the Priceline Ownership Threshold, the Company hereby acknowledges and agrees that any ADSs or Ordinary Shares purchased by Priceline or its Subsidiaries pursuant to the Priceline Purchase Right in accordance with clause (b) above (plus the acquisition by Priceline or its Subsidiaries of ADSs or Ordinary Shares issued or issuable upon conversion of any of the Notes, including the 2015 II Note) shall not result in Priceline or its Subsidiaries becoming an “acquiring person” or similar designation, or otherwise having their rights to acquire ADSs or Ordinary Shares (plus the ADSs or Ordinary Shares issued or issuable upon conversion of any of the Notes, including the 2015 II Note) limited in any way, under  any “stockholder rights plan,” “poison pill,” or other comparable plan or arrangement of the Company, or any amendment or modification thereof, in effect as of the date of this Agreement or that may be adopted in the future.

Section 2.3            Suspension of Standstill.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.1 shall be suspended if:

(a)        any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) other than Priceline and its Subsidiaries: (i) executes a definitive agreement with the Company providing for (or the Board approves) a transaction or series of related transactions involving a Company Sale, provided that Section 2.1 will be reinstated if the Company publicly states that any such process has been irrevocably terminated (but only if neither Priceline nor any of its Subsidiaries nor any other Person have publicly proposed a separate, bona fide Company Sale prior to such termination, but only for so long as such proposal by Priceline, its Subsidiaries or such other Person has not been withdrawn or terminated); (ii) commences, or announces an intention to commence, a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership of more than fifty percent (50%) of the Company’s issued and outstanding voting securities and, in the case of this clause (ii), the Board recommends, or publicly discloses an intention to recommend, that the Company’s shareholders tender their Shares into such offer or fails to recommend against its shareholders tendering their Shares into such offer within ten Business Days after the commencement of such offer or at any time thereafter at which it publicly takes a position with respect to such offer, provided that Section 2.1 will be reinstated if any such tender offer or exchange offer is irrevocably withdrawn or terminated (but only if neither Priceline nor any of its Subsidiaries nor any other Person have publicly proposed a bona fide Company Sale  prior to such withdrawal or termination, but only for so long as such proposal by Priceline, its Subsidiaries or such other Person has not been withdrawn or terminated); or (iii) commences any “solicitation” of “proxies” (as such terms are defined in the rules of the SEC) to elect and/or remove a majority of the Board, provided that Section 2.1 will be reinstated if any such solicitation is irrevocably terminated (but only if neither Priceline nor any of its Subsidiaries nor any other Person have publicly proposed a bona fide Company Sale prior to such termination, but only for so long as such proposal by Priceline, its Subsidiaries or such other Person has not been withdrawn or terminated); or

(b)        the Company publicly discloses that it has authorized a process for the solicitation of offers or indications of interest with respect to a Company Sale, and fails to invite Priceline to participate in the process on substantially the same terms as apply to other participants; provided that Section 2.1 will be reinstated if the Company publicly states that any such process has been irrevocably terminated (but only if neither Priceline nor any of its Subsidiaries nor any other Person have publicly proposed a bona fide Company Sale prior to such termination, but only for so long as such proposal by Priceline, its Subsidiaries or such other Person has not been withdrawn or terminated).

Section 2.4            Essential Consideration.  The parties hereto acknowledge and agree that the rights and obligations of the parties hereunder, including the Priceline Standstill, are given in consideration for the rights and obligations undertaken under the other Transaction Agreements, and without limiting the generality of the foregoing, constitute essential and integral consideration to the Company for its execution of the Transaction Agreements.

ARTICLE III
ADDITIONAL AGREEMENTS

Section 3.1            Investment Restrictions.

(a)        Priceline covenants and agrees with the Company that for as long as the Marketing Agreement is in full force and effect and the Company is in full compliance with Section 3.1(b), Priceline shall not, and shall cause its Subsidiaries not to, directly or indirectly: (i) effect, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or assist any other Person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or assets of any Company Competitor, including rights or options to acquire such ownership, (B) any tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, or other business combination involving any Company Competitor, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to any Company Competitor; (ii) form any partnership, joint venture or other business entities with any Company Competitor; or (iii) take any action that would have the effect of any of the transactions described in clauses (i) and (ii) above.

(b)        The Company covenants and agrees with Priceline that for as long as the Marketing Agreement is in full force and effect and Priceline and its Subsidiaries are in full compliance of Section 3.1(a), and except as set forth in Exhibit C hereto, the Company shall not and shall cause its Subsidiaries not to: (i) issue any Equity Securities to any Priceline Competitor; (ii) effect, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or assist any other Person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or assets of any Priceline Competitor, including rights or options to acquire such ownership, (B) any tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, or other business combination involving any Priceline Competitor, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to any Priceline Competitor; or (iii) take any action that would have the effect of any of the transactions described in clauses (i) and (ii) above.

(c)        Upon written notice by the Company to Priceline once each calendar quarter, the Company may designate additional competitors, which shall be deemed to be Company Competitors for purposes of Section 3.1(a) from the date that Priceline consents in writing to such designation  (the “Agreed Company Competitors”).

(d)        Upon written notice by Priceline to the Company once each calendar quarter, Priceline may designate additional competitors, which shall be deemed to be Priceline Competitors for purposes of Section 3.1(b) from the date that the Company consents in writing to such designation (the “Agreed Priceline Competitors”).

Section 3.2            Board Observer.

(a)        Priceline shall have the right, exercisable by delivering notice to the Company, to designate one observer to attend any meetings of the Board and each committee thereof (the “Board Observer”) for so long as (i) Priceline and its Subsidiaries beneficially own at least the Board Observer Threshold Shareholding in the Company, (ii) Priceline and its Subsidiaries comply in all material respects with the provisions of Section 2.1, (iii) Priceline and its Subsidiaries comply in all material respects with the provisions of  Section 3.1(a) and (iv) the Marketing Agreement is in full force and effect and Booking.com B.V. complies in all material respects with the provisions thereof (the “Board Observer Right”).

(b)        The Board Observer shall be entitled (i) to receive notice of each meeting (including telephonic meetings) of the Board and any committee thereof in the same form and manner as is given to the members of the Board and the same materials as and when provided to such members (both before or after a meeting, including copies of minutes thereof), including materials provided other than in connection with a meeting, and neither the Board nor any committee thereof shall conduct any business by written consent without giving such prior notice to the Board Observer and a copy of the proposed consent, any exhibits, annexes or schedules thereto and any related materials and (ii) at the Board Observer’s discretion, to attend each Board meeting or meeting of any committee thereof, either in person or by telephonic conference, and to participate fully in all discussions among directors of the Board at such meetings, and the Company covenants to take reasonable measures to facilitate such attendance and discussion; provided that, notwithstanding any other provision of this Section 3.2, (A) the Board Observer shall agree to hold in confidence all information provided (provided that the Board Observer shall not be restricted in any confidential communications or discussions with or the confidential provision of information to Priceline and its Subsidiaries and their respective directors, officers, employees, accountants, agents, counsel and other representatives), (B) such Board Observer and Priceline shall be subject to the Company’s insider trading policies and procedures and shall sign an acknowledgement form stating that he or she and it agree to comply with such policies and procedures (it being understood that such insider trading policies and procedures shall not restrict Priceline or its Affiliates from purchasing ADSs or Ordinary Shares during any “blackout” or similar non-trading period if such purchases are made pursuant to a  purchase plan established in accordance with Rule 10b5-1 of the Exchange Act) and (C) the Board Observer may be excluded from all or a portion of any meeting or from receiving all or a portion of any materials provided to the member of the Board (x) to the extent that the presence of the Board Observer at such meeting or any portion thereof or the receipt by the Board Observer of such materials or any portion thereof, as the case may be, could reasonably be expected to result in, based on the advice of the Company’s external counsel, the loss of attorney-client privilege in relation to the Company, its Subsidiaries or its Affiliates, or (y) to the extent the subject matter to be discussed at the meeting concerns (1) the Company’s rights under agreements with Priceline or its Subsidiaries or (2) matters related to business competition between the Company or its Subsidiaries, on the one hand, and Priceline or its Subsidiaries, on the other hand, in the People’s Republic of China); it being understood that the Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board.  For the avoidance of doubt, subject to the first sentence of this Section 3.2(b), in the event that any regular or special meeting of the Board is convened, the Company shall be deemed to be in full compliance with the provisions of this Section 3.2(b), provided that the Board Observer is given the notice in the same form and manner as, and copies of the same materials as and when provided to, the members of the Board and the Company takes reasonable measures to facilitate the Board Observer’s attendance at any such meeting in accordance with this Section 3.2(b).

ARTICLE IV
MISCELLANEOUS

Section 4.1            Termination of Standstill.  The Priceline Standstill shall terminate automatically upon the earliest to occur of:

(a)        the consummation of any Company Sale;

(b)        written notice by Priceline in the event the Company fails to comply in all material respects with the provisions of Section 3.1(b) or Section 3.2(b);

(c)        written notice by Priceline in the event of a material breach by the Company of the Marketing Agreement; or

(d)        the mutual written consent of the Company and Priceline.

For the avoidance of doubt, the termination of the Priceline Standstill in accordance with this Section 4.1 will not automatically terminate this Agreement.

Section 4.2            Termination of Investment Restrictions.

(a)        Section 3.1(a) shall terminate automatically upon the earliest to occur of (i) written notice by Priceline in the event the Company fails to comply in all material respects with the provisions of Section 3.1(b) or Section 3.2(b) or (ii) written notice by Priceline in the event of a material breach by the Company of the Marketing Agreement.

(b)        Section 3.1(b) shall terminate automatically upon the earliest to occur of (i) written notice by the Company in the event Priceline fails to comply in all material respects with the provisions of Article II or Section 3.1(a) or (ii) written notice by the Company in the event of a material breach by Booking.com B.V. of the Marketing Agreement.

For the avoidance of doubt, the termination of either Section 3.1(a) and/or Section 3.1(b) in accordance with this Section 4.2 will not automatically terminate this Agreement.

Section 4.3            Termination of Agreement.  This Agreement shall terminate automatically upon the earliest to occur of:

(a)        the expiration or termination of the Marketing Agreement; or

(b)        written notice of termination of this Agreement by Priceline in the event the Company fails to comply in all material respects with the provisions of Section 3.2(b).

Section 4.4            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (a) on the date of delivery if delivered in person, (b) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (c) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

If to the Company, to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People’s Republic of China

Attention: Chief Financial Officer
Facsimile: +86.21.5251.0000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Z. Julie Gao, Esq. / Haiping Li, Esq.
Facsimile: +852.3740.4727

If to Priceline, to:

The Priceline Group Inc.
800 Connecticut Avenue
Norwalk, CT  06854
USA
Attention: General Counsel
Facsimile: +1.203.299.8915

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
USA
Attention: Brian E. Hamilton
Facsimile: +1.212.558.3588

Section 4.5            Public Disclosure.  Except as provided in each of the Note Purchase Agreements, none of the parties nor their respective Affiliates shall issue or cause the publication of this Agreement or any press release or other public announcement or communication with respect to the transactions contemplated hereby except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party hereto regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other parties.

Section 4.6            Amendment.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 4.7            Waiver and Extension.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party,

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 4.7 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 4.7 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 4.8            Fees and Expenses.  Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.9            Assignment.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by any party hereto without the written consent of the other party hereto.  Any assignment in violation of this Section 4.9 shall be null and void.

Section 4.10          No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 4.11          Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  The Company irrevocably consents and agrees, for the benefit of Priceline, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Transaction Agreements or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the Transaction Agreements or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 4.11(b), agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.4.

(b)        The Company irrevocably appoints Law Debenture Corporate Service Inc. as its authorized agent in the Borough of Manhattan, New York City, New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to Ctrip.com International Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China, Attention: Chief Financial Officer, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force.  If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to Priceline a copy of the new agent’s acceptance of that appointment within ten Business Days of such acceptance.  Nothing herein shall affect the right of Priceline to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction.  To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under the Transaction Agreements.

Section 4.12          Entire Agreement.  This Agreement and the Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 4.13          Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and Priceline shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and Priceline as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 4.14          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.15          Waiver of Jury Trial.  EACH OF THE COMPANY AND PRICELINE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN

ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.16          Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine if any of the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, in addition to any other right or remedy to which a party hereto may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other undertaking.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CTRIP.COM INTERNATIONAL, LTD.

By:		/s/ Xiaofan Wang
	Name:	Xiaofan Wang
	Capacity:	CFO

[Signature Page to Standstill Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE PRICELINE GROUP INC.

By:		/s/ Daniel J. Finnegan
	Name:	Daniel J. Finnegan
	Capacity:	Chief Financial Officer

[Signature Page to Standstill Agreement]